Exhibit 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help investors understand our business, financial condition, results of operations, liquidity and capital resources. You should read this discussion in conjunction with the Combined Financial Statements and related Notes included elsewhere in this document.

The statements in this discussion regarding industry outlook, expectations regarding our future performance, liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

The Combined Financial Statements, discussed below, reflect our financial condition, results of operations, and cash flows. The financial information discussed below and included in this document, however, may not necessarily reflect what our financial condition, results of operations, or cash flows would have been had we been operated as a separate, independent entity during the periods presented, or what our financial condition, results of operations, and cash flows may be in the future.

Overview

We are a leading provider of end-to-end enterprise IT services to government customers across U.S. federal, state and local markets. Using our market-leading enterprise offerings and solutions, we help our government customers implement modern collaborative workplaces, hybrid cloud platforms and integrated digital systems of engagement with their enterprise management systems. By delivering these modern enterprise solutions, often while ensuring interoperability with mission critical legacy systems, we believe we have helped our government customers better realize the benefits of technology, which will ultimately enable them to fulfill their mission objectives and achieve business outcomes.

In addition to providing substantial benefits through increased efficiencies and capabilities, we believe demand for our services is also driven by the technological advances that already reinvented commercial industries, which are now exerting a similar evolutionary effect on government customers. In response to these pressures, we believe modern government customers are increasingly turning to outside partners, such as Perspecta, to help guide them through this digital transformation.

We believe our breadth of contracts and customers in the U.S. government, and our longstanding history of having partnered with our public sector customers for more than 50 years, provides us with a competitive advantage. For example, we have existing contracts with a range of public sector entities ranging from the VA, to the United States Postal Service, NASA, the FDA and the large state and local government customers such as the county of San Diego, California. Based on this breadth of experience and our expertise, we believe we are well positioned to help its U.S. government customers continue our ongoing digital transformation journey, all the while addressing real business needs.

Perspecta was formed on May 31, 2018, when DXC completed the previously announced Spin-Off and Mergers. Following the completion of the Spin-Off and Mergers, Perspecta, a Nevada corporation, became a publicly traded company. Perspecta’s common stock began trading under the ticker symbol “PRSP” on the New York Stock Exchange on June 1, 2018. The financial results of Perspecta for the year ended March 31, 2018, the five months ended March 31, 2017 and the years ended October 31, 2016 and 2015, are based upon the historical results of USPS and do not give effect to the Mergers. See Note 1 - "Overview and Summary of Significant Accounting Policies" to the Financial Statements included in this Current Report on Form 8-K for additional details.

The purpose of this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is to present information that management believes is relevant to an assessment and understanding of Perspecta’s results of operations and cash flows for the year ended March 31, 2018, the five months ended March 31, 2017 and the years ended October 31, 2016 and 2015. This MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and accompanying notes.

Basis of Presentation

The Combined Financial Statements included in this Current Report on Form 8-K have been derived from the Consolidated Financial Statements and accounting records of Parent, as if USPS operated on a standalone basis during the periods presented, and were prepared in accordance with GAAP. USPS historically reported its results based on a fiscal year ending on October 31 and upon the formation of DXC, USPS began reporting its results based on a fiscal year ended March 31. The combined financial statements of USPS for the annual periods ending October 31, 2015 and 2016, for the five-month period ended March 31, 2017 do not give effect to purchase price allocation adjustments associated with the HPES Merger. These adjustments are reflected in the successor period results for USPS for the annual period ending March 31, 2018, therefore, successor period results for USPS are not comparable to predecessor period results.

The Combined Statements of Operations reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, IT, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, USPS. The allocations may not, however, reflect the expense USPS would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as IT and infrastructure.

The Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to USPS, including subsidiaries and affiliates in which Parent had a controlling financial interest or of which was the primary beneficiary. Parent’s cash has not been assigned to USPS for any of the periods presented because those cash balances are not directly attributable to USPS. We reflect transfers of cash to and from Parent's cash management system as a component of Parent investment on the Combined Balance Sheets. Parent’s receivables sales facility and long-term debt, other than capital lease obligations, have not been attributed to us for any of the periods presented because Parent's borrowings are not our legal obligation.

Parent maintained various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. Our employees participate in those programs and a portion of the cost of those plans are allocated and included in the Combined Financial Statements. However, the Combined Balance Sheets do not include any net benefit plan obligations as the pension plans were accounted as multiemployer benefit plans.

In the opinion of management, the Combined Financial Statements of USPS contain all adjustments, including normal recurring adjustments, necessary to present fairly USPS’s financial position as of March 31, 2018 and 2017, and its results of operations and cash flows for the fiscal year ending March 31, 2018, the five months ended March 31, 2017, and the fiscal years ending October 31, 2016 and 2015.

Principles of Combination

The Combined Financial Statements include USPS’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of USPS have been eliminated.

Intercompany transactions between USPS and Parent other than leases with HPE’s wholly-owned leasing subsidiary (“HPE Financial Services”) are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows within financing activities and in the combined balance sheets within Parent’s investment.

The Combined Financial Statements include the operations of USPS except for certain USPS consulting activities that were historically conducted pursuant to contracts with USPS's former parent, HPE, rather than USPS or its subsidiaries. Because those contracts were not novated to USPS until after October 31, 2016, no information regarding our consulting activities performed pursuant to those contracts has been presented in the results of operations for the fiscal years ending October 31, 2016 and 2015 and only a portion of the revenues associated with these consulting activities is presented in the results of operations for the five-month period ended March 31, 2017. Periods subsequent to March 31, 2017 reflect all these consulting activities performed pursuant to those contracts in our results of operations. For comparability purposes, the revenue and income before taxes related to these contracts not reflected in the results of operations for the periods referenced above are set forth below:

	Predecessor
	Five Months Ended	Fiscal Years Ended
(in millions)	March 31, 2017	October 31, 2016	October 31, 2015
Revenue	$10	$136	$141
Income before taxes	$3	$42	$39

Factors and Trends Affecting our Results of Operations

Revenue Generation

Revenue is generated by providing services on a variety of contract types which vary in duration from as little as six months to more than 10 years. Factors affecting revenue include our ability to successfully:

•	bid on and win new contract awards;

•	satisfy existing customers, obtain add-on business, and win contract re-competes;

•	compete on services offered, delivery models offered, technical ability and innovation, quality, flexibility, experience, and results created; and

•	identify and integrate acquisitions and leverage them to generate new revenues.

Earnings are impacted by the above revenue factors and, in addition, our ability to:

•	integrate acquisitions and eliminate redundant costs;

•	control costs, particularly labor costs, subcontractor expenses, and overhead costs including healthcare, pension and general and administrative costs;

•	anticipate talent needs to avoid staff shortages or excesses; and

•	accurately estimate various factors incorporated in contract bids and proposals.

Competitive Markets

We believe that we are well positioned to take advantage of the markets in which we operate because of our expertise and specialization. Our ability to effectively manage project engagements, including logistics, client requirements, engineering resources and service levels, will affect our financial performance. Increased competition from other government contractors and market entrants seeking to take advantage of certain industry trends may result in the emergence of companies that are better able to compete against us.

Regulations

Increased audit, review, investigation and general scrutiny by U.S. government agencies of government contractors’ performance under U.S. government contracts and compliance with the terms of those contracts and applicable laws could affect our operating results. Negative publicity and increased scrutiny of government contractors in general, including us, relating to U.S. government expenditures for contractor services; incidents involving the mishandling of sensitive or classified information; and the increasingly complex requirements of the DoD and the intelligence community, including those related to cybersecurity, management of federal health care cost growth, and focus on reforming existing government regulation of various sectors of the economy, such as financial regulation and healthcare, could impact our ability to perform in the marketplace.

Seasonality

The U.S. federal government’s fiscal year ends on September 30. It is not uncommon for U.S. federal government agencies to award extra tasks or complete other contract actions in the weeks leading up to the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. We have generally experienced increased bid and proposal costs in the months leading up to the U.S. federal government’s fiscal year end as we pursue new contract opportunities being awarded shortly before the U.S. federal government fiscal year end. We also experience some seasonality effects from the timing of the fiscal year end close for state and local governments, which in many instances are different than the U.S. federal government fiscal year end. In general, we tend to experience an increase in revenue in the first half of the calendar year from our state and local government customers as that is when funds are generally allocated to specific projects. Finally, we also tend to generate less revenue and profit from our labor services during the three months ending December 31, as a result of higher leave-taking during the holiday season.

Segments and Services

Upon consummation of the Spin-Off and Mergers, our reportable segments are (1) Defense and Intelligence, which provides services to the DoD, intelligence community, branches of the U.S. Armed Forces, and other DoD agencies and (2) Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. Segment information is included in Note 17 – “Segment Information” to the Financial Statements included in this Current Report on Form 8-K.

Cash Flows

Cash flows are affected by the above earnings factors and, in addition, by the following factors:

•	the ability to efficiently manage capital resources and expenditures;

•	timely management of receivables and payables;

•	investment opportunities available, particularly related to business acquisitions and implementations, dispositions and large outsourcing contracts; and

•	tax obligations.

Key Performance Indicators

We manage and assess the performance of our business through various means, with the primary financial measures including new contract wins, revenue and Adjusted EBITDA (as defined below under "Non-GAAP Financial Measures").

New contract wins - In addition to being a primary driver of future revenue, new contract wins also provide management an assessment of our ability to compete. The total level of wins tends to fluctuate from year to year depending on the timing of new or re-competed contracts, as well as numerous external factors.

Revenue - Revenue is a product of contracts won in prior periods, and work secured in the current year. Year-over-year revenues tend to vary less than new contract wins, and reflect performance on both new and existing contracts.

Adjusted EBITDA - Adjusted EBITDA is a non-GAAP measure that we use to evaluate financial performance and is one of the measures we use in assessing management performance. We believe that this non-GAAP financial measure provides useful information to investors regarding our results of operations as it provides another measure of our profitability, our ability to service the planned debt, and is considered an important measure by financial analysts covering our industry.

Economic and Industry Factors

Our results of operations are impacted by general economic conditions including macroeconomic conditions. We are monitoring current macroeconomic and credit market conditions and levels of business confidence and their potential effect on our customers and on us. A severe and/or prolonged economic downturn could adversely affect our customers’ financial condition and the levels of business activities in the industries and geographies in which we operate. Such a downturn may reduce demand for our services or depress pricing of those services and have a material adverse effect on our new contract bookings and results of operations. Particularly in light of recent economic uncertainty, we continue to monitor costs closely in order to respond to changing conditions and to manage any impact to our results of operations. Our results of operations are also affected by the evolving priorities of the U.S. federal government, as well as by the pace of technological change and the type and level of technology spending by our customers. The ability to identify and capitalize on these markets and technological changes early in their cycles is a key driver of our performance.

We see potential for positive developments in the federal government budget for its 2018 fiscal year. We are also experiencing an increased number of requests to extend the period of performance for our largest and most complex IT contracts, are observing increased procurement activity across the U.S. federal government and expect to see adjudications increase. We expect another threatened government shut down by Congress and the passage of a series of continuing resolutions to keep the U.S. federal government funded, with the possibility that Congress will ultimately pass a full year continuing resolution. In the event Congress passes a full year continuing resolution, we would expect this to support our initiative to extend the period of performance for its largest and most complex IT contracts.

Revenues are driven by our ability to secure new contracts and to deliver solutions and services that add value to our customers. Our ability to add value for customers, and therefore generate revenues, depends in part on our ability to deliver market-leading service offerings and to deploy skilled teams of professionals quickly across all government industries and domains. Our market is highly competitive and has characteristics unique to the federal contracting environment. Almost all of our U.S. federal government contracts and subcontracts may be modified, curtailed, or terminated either at the convenience of the government or for default based on factors set forth in the FAR. Upon termination for convenience of a fixed-price type contract, our U.S. federal government contracts normally entitle us to receive the purchase price for delivered items, reimbursement for contractual commitments and allowable costs for work-in-process, and a reasonable allowance for profit, although there can also be financial impact resulting from the negotiated contract settlement. Upon termination for convenience of a U.S. federal government cost reimbursable or time and material contract, we are normally entitled to reimbursement of allowable costs plus a fee. Allowable costs generally include the cost to terminate agreements with suppliers and subcontractors.

The amount of the fee recovered, if any, generally is related to the portion of the work completed prior to termination and is determined by negotiation. See “Risk Factors.” If contracts are lost through the competitive bid process, our operating results may differ materially and adversely from those anticipated. Finally, shifting U.S. federal government priorities can also impact the future of projects. Management monitors U.S. federal government priorities and industry factors through numerous industry and government publications and forecasts, legislative activity, budgeting and appropriation processes, and by participating in industry professional associations in order to anticipate these shifting priorities.

Results of Operations

Fiscal 2018 Highlights

Financial highlights for the fiscal year ending March 31, 2018 include the following:

•	Revenues were $2,819 million.

•
Net income was $208 million, including the cumulative impact of certain items of $173 million, reflecting restructuring costs of $14 million, transaction, separation and integration-related costs of $90 million and amortization of acquired intangible assets of $69 million.

•	We generated $530 million of cash from operations.

Year Ended March 31, 2018

	Fiscal Year Ended	Percentage of Revenues
Successor (in millions)	March 31, 2018
Revenues	$2,819	100%

Costs of services	2,155	76%
Selling, general and administrative	182	6%
Depreciation and amortization	167	6%
Restructuring costs	14	—%
Separation costs	90	3%
Interest expense	12	—%
Total costs and expenses	2,620	93%

Income before taxes	199	7%
Income tax benefit	(9)	—%
Net income	$208	7%

Revenues

Our total revenues for the year ended March 31, 2018 were $2,819 million, an increase of $87 million as compared to revenues for the year ended October 31, 2016. The results of the year were primarily impacted by an increase of $79 million in revenues from new business and $63 million associated with increases in ongoing business in addition to the exclusion of certain USPS consulting activities that were historically conducted pursuant to contracts with USPS’s former parent, HPE, rather than USPS or its subsidiaries. Because those contracts were not novated to USPS until after October 31, 2016, no information regarding USPS consulting activities performed pursuant to those contracts has been presented in USPS’s results of operations for the year ended October 31, 2016. These increases were offset by contracts that concluded or were renewed at a lower rate in 2018 as compared to the year ended October 31, 2016 and by $133 million in revenues recognized in the year ended October 31, 2016 associated with a major contract renegotiation.

Our revenues by reportable segment as of March 31, 2018 were as follows:

Successor (in millions)	Year Ended March 31, 2018	Percentage of Revenues
Defense and Intelligence	$1,416	50%
Civilian and Health Care	1,403	50%
Total revenues	$2,819

Our defense and intelligence revenues for the year ended March 31, 2018 were $1,416 million, or 50% of our total revenues for the period, and represented an increase of $263 million as compared to revenues for the year ended October 31, 2016. The increase was primarily due to an increase in revenues from new business and increases in ongoing business, in addition to the exclusion of certain USPS consulting activities in the prior period, as mentioned above.

Our civilian and health care revenues for the year ended March 31, 2018 were $1,403 million, or 50% of our total revenues for the period, and represented a decrease of $176 million as compared to revenues for the year ended October 31, 2016. The decrease was primarily due to contracts that concluded or were renewed at a lower rate in 2018 as compared to the year ended October 31, 2016, and revenues recognized in the year ended October 31, 2016 associated with a major contract renegotiation.

Costs of services

Costs of services for the year ended March 31, 2018 were $2,155 million, an increase of $69 million as compared to cost of services for the year ended October 31, 2016. The increase is due to increases in new and ongoing business in addition to the exclusion of certain USPS consulting activities that were historically conducted pursuant to contracts with USPS’s former parent, HPE, rather than USPS or its subsidiaries. Because those contracts were not novated to USPS until after October 31, 2016, no information regarding USPS consulting activities performed pursuant to those contracts has been presented in USPS’s results of operations for the year ended October 31, 2016. These increases were offset by USPS’s implementation of certain strategic measures to improve efficiencies across multiple clients and programs and the 2016 major contract renegotiation.

Selling, general and administrative

Selling, general and administrative expenses for the year ended March 31, 2018 was $182 million, a decrease of $25 million as compared to the year ended October 31, 2016. The decrease was largely driven by efficiencies gained as a result of USPS’s implementation of certain strategic measures to improve efficiencies in an effort to reduce expenses.

Depreciation and amortization

Depreciation and amortization for the year ended March 31, 2018 was $167 million and represented 6% of revenues, a decrease, on a percentage of revenue basis, from the year ended October 31, 2016, which was largely driven by reductions in property and equipment balances in the period associated with acquisition accounting.

Separation costs

Separation costs for the year ended March 31, 2018 were $90 million and represented 3% of revenues. Separation costs of $42 million and $48 million were associated with expenses incurred in connection with the HPES Merger and the Spin-Off and Mergers, respectively.

Interest expense

Interest expense for the year ended March 31, 2018 was $12 million and relates to interest associated with capital lease obligations. Interest expense for the year decreased $24 million as compared to the year ended October 31, 2016, primarily due to reductions in capital lease balances in the period.

Income tax benefit

Our effective tax rate ("ETR") on income for the year ended March 31, 2018 was (5)%. In fiscal 2018, the ETR was primarily impacted by the U.S. tax reform. A reconciliation of the differences between the U.S. federal statutory rate and the ETR, as well as other information about our income tax provision, is provided in Note 7 - "Income Taxes" to the Combined Financial Statements.

Five Months Ended March 31, 2017

	Five Months Ended	Percentage of Revenues
Predecessor (in millions)	March 31, 2017
Revenues	$1,073	100%

Costs of services	820	76%
Selling, general and administrative	77	7%
Depreciation and amortization	73	7%
Separation costs	34	3%
Interest expense	10	1%
Total costs and expenses	1,014	95%

Income before taxes	59	5%
Income tax expense	23	2%
Net income	$36	3%

Revenues

Revenues for the five-month period ended March 31, 2017 were $1,073 million.

Our revenues by reportable segment for the five-month period ended March 31, 2017 were as follows:

Predecessor (in millions)	Five Months Ended March 31, 2017	Percentage of Revenues
Defense and Intelligence	$488	45%
Civilian and Health Care	585	55%
Total revenues	$1,073

Our defense and intelligence revenues for the five month period ended March 31, 2017 comprised 45% of total revenue, up from 42% for the year ended October 31, 2016, due to increases in revenues from new business and increases in ongoing business.  Our civilian and health care revenues for the five month period ended March 31, 2017 comprised 55% of our total revenues, down from 58% for the year ended October 31, 2016.  The year ended October 31, 2016 revenues included a major contract negotiation that resulted in the recognition of $133 million of revenues that had been previously deferred, offset by contracts that concluded or were renewed at a lower rate.

Costs of services

Costs of services for the five-month period ended March 31, 2017 was $820 million and represented 76% of revenues, which was the same, on a percentage of revenue basis, as the year ended October 31, 2016.

Selling, general and administrative

Selling, general and administrative expenses for the five-month period ended March 31, 2017 were $77 million and represented 7% of revenues, a 1% decrease, on a percentage of revenue basis, from the year ended October 31, 2016.

Depreciation and amortization

Depreciation and amortization for the five-month period ended March 31, 2017 was $73 million and represented 7% of revenues, a 1% decrease, on a percentage of revenue basis, from the year ended October 31, 2016, which was largely driven by reductions in property and equipment balances in the period.

Separation costs

Separation costs for the five-month period ended March 31, 2017 were $34 million and represented 3% of revenues. Separation costs were associated with expenses incurred in connection with the HPES Merger. Separation costs for the year ended October 31, 2016 were $34 million and mainly related to the separation of HPE from HPI in early 2016.

Interest expense

Interest expense for the five-months ended March 31, 2017 was $10 million or 1% of revenues, which was the same, on a percentage of revenue basis, as the year ended October 31, 2016. Interest expense relates to interest associated with capital lease obligations.

Interest income

No interest income was earned in the five-months ended March 31, 2017. Interest income for the fiscal year ended October 31, 2016 was $5 million and related to lease rental income.

Years Ended October 31, 2016 and 2015

	Year Ended		Year Ended		Change
Predecessor (in millions)	October 31, 2016	Percentage of Revenues	October 31, 2015	Percentage of Revenues	$	%
Revenues	$2,732	100%	$2,585	100%	$147	6%

Costs of services	2,086	76%	2,101	81%	(15)	(1)%
Selling, general and administrative	207	8%	242	9%	(35)	(14)%
Depreciation and amortization	225	8%	214	8%	11	5%
Restructuring costs	20	1%	22	1%	(2)	(9)%
Separation costs	34	1%	28	1%	6	21%
Interest expense	36	1%	33	1%	3	9%
Interest income	(5)	—%	(4)	—%	(1)	25%
Total costs and expenses	2,603	95%	2,636	102%	(33)	(1)%

Income before taxes	129	5%	(51)	(2)%	180	NM
Income tax expense	49	2%	(22)	(1)%	71	NM
Net income	$80	3%	$(29)	(1)%	$109	NM

Revenues

Our revenues for the year ended October 31, 2016 increased $147 million, or 6%, as compared to the prior fiscal year. The $147 million increase in revenues for the year ended October 31, 2016 was primarily due to an increase of $41 million in revenues from new business and $133 million associated with a major contract renegotiation that resulted in the recognition of revenues that had been previously deferred. These increases were partially offset by contracts that concluded or were renewed at a lower rate.

Our revenues by reportable segment were as follows:

	Year Ended		Year Ended		Change
Predecessor (in millions):	October 31, 2016	Percentage of Revenues	October 31, 2015	Percentage of Revenues	$	%
Defense and Intelligence	$1,153	42%	$1,167	45%	$(14)	(1)%
Civilian and Heath Care	1,579	58%	1,418	55%	161	11%
Total revenues	$2,732		$2,585		$147	6%

Our defense and intelligence revenues for the year ended October 31, 2016 were $1,153 million or 42% of our total revenues for the period and represented a decrease of $14 million as compared to revenues for the year ended October 31, 2016. These revenues were primarily impacted by a large contract transition that completed in fiscal year 2015 and contracts that were renewed at a lower rate.

Our civilian and health care revenues for the year ended October 31, 2016 were $1,579 million or 58% of our total revenues for the period and represented an increase of $161 million as compared to revenues for the year ended October 31, 2015. The increase in our civilian and health care segment was primarily due to $133 million in revenues recognized in the year ended October 31, 2016 associated with a major contract renegotiation that had been previously deferred. These increases were partially offset by contracts that concluded or were renewed at a lower rate.

Costs of services

Costs of services for the year ended October 31, 2016 decreased $15 million, or 1%, as compared to the prior fiscal year. The decrease was mainly driven by labor and non-labor efficiency actions taken across multiple clients and programs associated with the Company’s restructuring programs (see Note 2 - “Acquisition” to the Combined Financial Statements).

Selling, general and administrative

Selling, general and administrative expenses for the year ended October 31, 2016 decreased $35 million, or 14%, as compared to the prior fiscal year. The decrease was mainly driven by the implementation during the year of certain strategic measures to improve efficiencies in an effort to reduce expenses.

Depreciation and amortization

Depreciation and amortization expenses for the year ended October 31, 2016 increased $11 million, or 5%, as compared to the prior fiscal year. The increase was mainly driven by acquisitions of property and equipment through capital leases during the year.

Restructuring costs

Restructuring costs for the year ended October 31, 2016 remained consistent with the prior year, with a decrease of $2 million, or 9%, as compared to the prior fiscal year. Restructuring costs incurred in fiscal year 2016 are associated with employee severance and infrastructure charges recognized with the restructuring plan in fiscal year 2015 (see Note 4 - “Restructuring” to the Combined Financial Statements).

Separation Costs

Separation costs for the year ended October 31, 2016 increased $6 million, or 21%, as compared to the prior fiscal year. Separation costs incurred in the fiscal years ended October 31, 2016 and 2015 were mainly associated with the separation of HPE from HPI in early 2016.

Interest expense

Interest expense for the year ended October 31, 2016 increased $3 million, or 9%, as compared to the prior fiscal year. Our interest expense results from capital lease obligations, which remained at similar levels year over year.

Interest income

Interest income for the year ended October 31, 2016 increased $1 million as compared to the prior fiscal year. Interest income recognized during the year is related to lease rental income earned during the year.

Income (loss) before taxes

Income before taxes for the year ended October 31, 2016 increased $180 million to $129 million in fiscal year 2016 as compared to the prior fiscal year. The increase was mainly driven by the increase in revenues of $147 million and the decrease in costs and expenses of $33 million, which was largely due to the successful implementation by USPS of certain strategic initiatives during the year, which increased efficiencies.

Income taxes

Income taxes for the year ended October 31, 2016 increased $71 million to a $49 million tax provision in fiscal year 2016 as compared to a $22 million tax benefit in the same period in the prior year. The increase was driven by the increase in revenues and decrease in costs that resulted in higher income before taxes in 2016 as compared to 2015.

Non-GAAP Financial Measures

We present non-GAAP financial measures of performance that are derived from the combined statements of operations for the twelve-month period ended March 31, 2018, the combined statements of operations for the five-month period ended March 31, 2017 and the combined statements of operations for the twelve-month periods ended October 31, 2016 and 2015. These non-GAAP financial measures include earnings before interest, taxes and depreciation and amortization (“EBITDA”) and Adjusted EBITDA.

We present these non-GAAP financial measures to provide investors with meaningful supplemental financial information, in addition to the financial information presented on a GAAP basis. These non-GAAP financial measures exclude certain items from GAAP results, which our management believes are not indicative of core operating performance. Our management believes these non-GAAP measures provide investors supplemental information about our financial performance exclusive of the impacts of corporate wide strategic decisions.

We believe that adjusting for these items provides investors with additional measures to evaluate the financial performance of our core business operations on a comparable basis from period to period. We believe the non-GAAP measures provided are also considered important measures by financial analysts.

There are limitations to the use of the non-GAAP financial measures we present. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between us and other companies.

Reconciliation of Non-GAAP Financial Measures

Our adjustments to our non-GAAP performance measures include:

•	Restructuring costs-reflects restructuring costs, net of reversals, related to workforce optimization and infrastructure charges.

•
Transaction, separation and integration-related costs-reflects costs related to integration planning, financing, and advisory fees associated with the separation of HPI into two separate companies in 2015 and the HPES Merger, forming DXC.

•
Share-based compensation-represents the share-based compensation attributable to USPS based on the awards and terms previously granted under the incentive compensation plan to USPS’s employees and an allocation of Parent’s corporate and shared functional employee expenses.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Successor	Predecessor
	Year Ended	Five Months Ended	Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Net income (loss)	$208	$36	$80	$(29)
Income tax expense (benefit)	(9)	23	49	(22)
Interest expense, net	12	10	31	29
Depreciation and Amortization	167	73	225	214
EBITDA	378	142	385	192
Restructuring	14	—	20	22
Transaction, Separation and integration-related costs	90	34	34	28
Stock-based compensation	6	7	20	23
Adjusted EBITDA (1)	$488	$183	$459	$265

(1) Includes corporate allocations as set forth below:

	Successor	Predecessor
	Year Ended	Five Months Ended	Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Corporate dedicated and corporate shared expenses (excluding share-based compensation)	$120	$48	$120	$134
Global support functions	$22	$3	$12	$12

Liquidity and Capital Resources

Liquidity Prior to the Spin-Off and the Mergers

Our total liquidity is comprised of operating cash and cash equivalents. We have generated and expect to continue to generate positive operating cash flow to fund our requirements for working capital, capital expenditures and other discretionary investments. Our exposure to operational liquidity risk is primarily from long-term contracts, which require significant investment of cash flows from operating activities during the initial phases of the contracts. The recovery of these investments is over the life of the contract and is dependent upon our performance as well as customer acceptance.

Liquidity Following the Spin-Off and the Mergers

Following the Spin-Off and Mergers, existing cash and cash equivalents and cash generated by operations will continue to be our primary sources of liquidity, as well as available borrowings under our Revolving Credit Facility and sales of receivables under our MARPA Facility (defined under "Accounts Receivable Facility" below). See “Description of Material Indebtedness” and “Accounts Receivable Facility” for more information. Our primary cash needs will continue to be for working capital, capital expenditures and other discretionary investments, as well as to service our outstanding indebtedness, including borrowings under our Credit Facilities (defined under "Description of Material Indebtedness" below); however, our capital structure and liquidity profile have changed because we are no longer a part of DXC. Our ability to fund our future operating needs depends, in part, on our ability to continue to generate positive cash flows from operations and, if necessary, raise cash in the capital markets. Following the Spin-Off and the Mergers, it is our belief, based upon our history of generating strong cash flows, that we will be able to meet our short-term liquidity and cash needs, including debt servicing, through the combination of cash flows from operating activities, available cash balances, available borrowings under our Revolving Credit Facility (defined under "Description of Material Indebtedness" below) and sales of receivables under our MARPA Facility. If these sources of liquidity need to be augmented, additional cash requirements would likely be financed through the issuance of debt or equity securities, although there can be no assurance that we will able to obtain such financing on acceptable terms (or at all) in the future.

Upon completion of the Spin-Off on May 31, 2018, we closed on financing of approximately $2.5 billion under our Term Loan A Facilities and Term Loan B Facility, and drew $50 million in borrowings under our new $600 million Revolving Credit Facility, net of $42 million of issuance costs for all Credit Facilities in the aggregate. Proceeds in the aggregate amount of $1.1 billion were used by Perspecta to pay a distribution of approximately $984 million in cash to DXC and to pay transaction costs. Proceeds in the aggregate amount of $1.5 billion were used to fund the cash portion of the merger consideration to stockholders of Vencore HC, to repay, refinance and/or redeem substantially all of Vencore HC’s and KGS HC’s existing indebtedness, to pay for additional transaction costs, and for general corporate purposes.

Description of Material Indebtedness

Term Loan Facilities and Revolving Credit Facility

On May 31, 2018, Perspecta, as borrower, entered into a credit agreement (“Credit Agreement”) with MUFG Bank, Ltd., a member of MUFG, a global financial group (“MUFG”), as administrative agent, MUFG Union Bank, N.A., as collateral agent, the guarantors party thereto, and a syndicate of banks arranged by MUFG, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and RBC Capital Markets. The credit facilities under the Credit Agreement include (i) a five-year senior secured revolving credit facility (the “Revolving Credit Facility”) with initial borrowing capacity of $600 million, of which $550 million is available and undrawn after giving effect to the Spin-Off and the Merger to provide support for Perspecta’s business, including ongoing liquidity, (ii) a three-year senior secured tranche A1 term loan facility in an aggregate principal amount of $350 million (the “Tranche A1 Facility”), (iii) a five-year senior secured tranche A2 term loan facility in an aggregate principal amount of $1.65 billion (the “Tranche A2 Facility” and, together with the Tranche A1 Facility, the “Term Loan A Facilities”; the Term Loan A Facilities together with the Revolving Credit Facility, the “Pro Rata Facilities”) and (iv) a seven-year senior secured term loan B facility in an aggregate principal amount of $500 million (the “Term Loan B Facility”; and, together with the Pro Rata Facilities, the “Credit Facilities”).

On May 31, 2018, all of the Tranche A1 Facility and a portion of the Tranche A2 Facility were funded in an aggregate amount of $1.1 billion, the proceeds of which were used by Perspecta to pay the Perspecta Payment (defined below) to DXC and to pay transaction costs. Additionally, $50 million of the Revolving Credit Facility, the remainder of the Tranche A2 Facility and all of the Term Loan B Facility were funded in an additional aggregate amount of $1.45 billion, the proceeds of which were used to fund the cash portion of the merger consideration to stockholders of Vencore HC, to repay, refinance and/or redeem substantially all of Vencore HC’s and KGS HC’s existing indebtedness, to pay for additional transaction costs, and for general corporate purposes. The Pro Rata Facilities and the Term Loan B Facility have the following material terms:

Interest. Borrowings under (1) the Revolving Credit Facility and the Tranche A2 Facility bear interest at an interest rate per annum equal to, at Perspecta’s option, (A) LIBOR plus the applicable margin of 1.250%-2.250% or (B) the base rate plus the applicable margin of 0.250%-1.250%, (2) the Tranche A1 Facility bears interest at an interest rate per annum equal to, at Perspecta’s option, (A) LIBOR plus the applicable margin of 1.125%-2.125% or (B) the base rate plus the applicable margin of 0.125%-1.125% and (3) the Term Loan B Facility bears interest at an interest rate per annum equal to, at Perspecta’s option, (A) LIBOR plus the applicable margin of 2.25% or (B) the base rate plus the applicable margin of 1.25%. In each of the foregoing cases, LIBOR shall at no time be deemed to be less than 0.00%. The applicable margins for borrowings under the Pro Rata Facilities will vary and will be determined based on Perspecta’s consolidated total net leverage ratio. Perspecta will also owe unused facility fees on the Revolving Credit Facility and paid upfront fees under the Pro Rata Facilities and (in the form of original issue discount) under the Term Loan B Facility on May 31, 2018.

Amortization and Prepayment. Borrowings under the Revolving Credit Facility can be prepaid at any time and can be repeatedly redrawn until its maturity. The Tranche A1 Facility has no scheduled amortization prior to maturity. The Tranche A2 Facility requires quarterly scheduled amortization at a rate equivalent to 5% of the original principal amount per annum until the remaining balance is due at maturity. The Term Loan B Facility requires quarterly scheduled amortization at a rate equivalent to 1% of the original principal amount per annum until the remaining balance is due at maturity. The Company can prepay the Tranche A1 Facility, the Tranche A2 Facility or the Term Loan B Facility, in whole or in part, at any time at its election at 100% of par without premium; provided that if Perspecta prepays the Term Loan B Facility in connection with a repricing event within six months following the initial funding, the prepayment must be made at 101% of par.

Security and Guarantees. The Pro Rata Facilities and the Term Loan B Facility are guaranteed by each of Perspecta’s direct and indirect, existing and future, material domestic subsidiaries (excluding certain entities, including special purpose subsidiaries) (such subsidiaries, together with Perspecta, the “Grantors”), and are secured by a perfected first priority security interest in substantially all of Perspecta’s assets and the assets of those guarantors, subject to certain customary exceptions.

Covenants. The Pro Rata Facilities and the Term Loan B Facility contain negative covenants customary for financings of this type, including covenants that place limitations on the incurrence of additional indebtedness; the creation of liens; the payment of dividends; sales of assets; fundamental changes, including mergers and acquisitions; loans and investments; negative pledges; transactions with affiliates; restrictions affecting subsidiaries; modification to charter documents in a manner materially adverse to the lenders; changes in fiscal year and limitations on conduct of business. The Pro Rata Facilities and the Term Loan B Facility also contain affirmative covenants and representations and warranties customary for financings of this type.

In addition, the Pro Rata Facilities contain financial maintenance covenants requiring, as at the end of any fiscal quarter of Perspecta ending on or after September 30, 2018, (a) a ratio of consolidated total net debt to consolidated EBITDA not in excess of 4:50:1:00, stepping down to 3.75: 1.00 no later than fiscal quarter ending December 31, 2019 and thereafter stepping up to 4.00:1.00 during the twelve-month period following the consummation of a permitted acquisition that involves consideration with a fair market value in excess of $100 million; and (b) a ratio of consolidated EBITDA to interest expense of not less than 3.00:1.00.

Events of Default. The lenders under the Pro Rata Facilities and the Term Loan B Facility may declare any indebtedness outstanding thereunder due and payable, and cancel any remaining commitments under the Revolving Credit Facility, if an event of default occurs and is continuing, including a failure to pay principal when due or interest or commitment fees within five days of the date when due; a material inaccuracy of a representation or warranty at the time made; a bankruptcy event; a failure to comply with the covenants (other than the financial covenants), subject to a customary grace period; cross-events of default to material indebtedness; certain material ERISA events; material judgments; actual or asserted invalidity of any guarantee or non-perfection of any material portion of the collateral under the security documents; a change in control; and, solely as to the lenders under the Pro Rata Facilities, a breach of the financial covenants.

In addition, on May 31, 2018, Perspecta and each of the other Grantors entered into a Collateral Agreement (the
“Collateral Agreement”) with MUFG, in its capacity as administrative agent, and MUFG Union Bank, N.A., in its capacity as Collateral Agent. Pursuant to the terms of the Collateral Agreement, each of the Grantors granted a perfected first priority security interest in substantially all of its assets to secure its obligations under the Credit Agreement and related documents to which it is a party, subject to certain customary exceptions.

Accounts Receivable Facility

On May 31, 2018, Perspecta entered into a Guaranty (the “Guaranty”) made in favor of MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch), as administrative agent (the “Agent”), that guarantees the obligations of Perspecta Enterprise Solutions LLC ("PES LLC", then named Enterprise Services LLC), a Delaware limited liability company (the “Seller”) and wholly-owned subsidiary of Perspecta, under a Master Accounts Receivable Purchase Agreement, dated as of July 14, 2017 (as amended by that certain First Amendment to Master Accounts Receivable Purchase Agreement, dated as of January 23, 2018, and that certain Second Amendment to Master Accounts Receivable Purchase Agreement (the “Second Amendment”), dated as of May 31, 2018, the “Purchase Agreement”), among the Seller, the Agent, and MUFG, The Bank of Nova Scotia and Mizuho Bank, Ltd., as purchasers (collectively, the “Purchasers”). The Guaranty does not cover any credit losses with respect to the receivables sold under the Purchase Agreement.

The Purchase Agreement establishes a federal government obligor receivables purchase facility (the “MARPA Facility”) that provides for up to $450 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions. The MARPA Facility is a committed facility that has a current term of one (1) year from the effective date of the Second Amendment, unless terminated earlier by the Seller, the Agent or the Purchasers. The Purchase Agreement also provides for optional extensions of the MARPA Facility’s term, if agreed to by the Purchasers, in each case for an additional six month duration. Each such extension may be requested as early as two hundred ten (210) days prior to, and not less than sixty (60) days prior to, the then scheduled termination date.

Under the MARPA Facility, the Seller will sell eligible federal government obligor receivables, including both receivables that have already been billed under an invoice and also certain unbilled receivables arising from contracts where the Seller has performed work and revenue has been recognized in accordance with generally accepted accounting principles, subject to satisfaction of other required conditions. The MARPA Facility results in the continuous non-recourse true sale of eligible receivables by the Seller to the Purchasers. The Seller expects to use the proceeds from receivables sales under the MARPA Facility for general corporate purposes.

EDS Notes

On October 12, 1999, PES LLC (then known as Electronic Data Systems Corporation) issued, in a registered offering, $300 million aggregate principal amount of notes (the "EDS Notes") pursuant to that certain first supplemental indenture, dated as of October 12, 1999 (the “First Supplemental Indenture”), between PES LLC (then known as Electronic Data Systems Corporation) and The Bank of New York Mellon Trust Company N.A. (successor to Chase Bank of Texas, National Association (f/k/a Texas Commerce Bank National Association), as trustee (the “Trustee”), supplementing that certain indenture, dated as of August 12, 1996 (the “Base Indenture” and, as amended, modified or otherwise supplemented from time to time, the “EDS Indenture”), between PES LLC (then known as Electronic Data Systems Corporation) and the Trustee. The EDS Notes were deregistered on September 9, 2008.

On January 8, 2018, DXC commenced (i) an exchange offer to exchange all validly tendered and accepted EDS Notes for new notes issued by DXC (the “Exchange Offer”); and (ii) a consent solicitation to certain Amendments (as defined below) to the EDS Indenture (the “Consent Solicitation”). On January 22, 2018, DXC, PES LLC, and the Trustee entered into that certain ninth supplemental indenture to the EDS Indenture, dated as of January 22, 2018 (the “Ninth Supplemental Indenture”), which among other things, eliminates substantially all of the restrictive covenants in the EDS Indenture, eliminates certain events of default, amends the EDS Indenture to provide for the termination and replacement of guarantees and makes certain conforming changes to the EDS Indenture to reflect the foregoing changes (the “Amendments”). The Amendments became operative on February 7, 2018, the settlement date of the Exchange Offer and Consent Solicitation (the “Settlement Date”).

On the Settlement Date, the holders of approximately $234 million aggregate principal amount of EDS Notes exchanged their EDS Notes for a like amount of the DXC Notes. As a result, DXC holds $234 million aggregate principal amount of EDS notes. EDS notes in the aggregate principal amount of $66 million held by public noteholders remain outstanding following the Distribution.

Interest on the EDS Notes, which accrues at the annual rate of 7.45%, is payable on April 15 and October 15 of each year, and the EDS Notes mature on October 15, 2029.

PES LLC may redeem the EDS Notes, in whole or in part, at any time or from time to time, in each case, at its option, at a redemption price equal to (1) the greater of 100% of the principal amount of the EDS Notes and (2) as determined by the Quotation Agent (as defined in the EDS Indenture), the sum of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of principal and interest thereon, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the First Supplemental Indenture) plus 20 basis points, plus, in either of (1) or (2) above, accrued and unpaid interest to the date of redemption.

The EDS Indenture contains customary events of default, including (1) failure to pay interest with respect to the EDS Notes; (2) failure to pay the principal (or premium, if any) when due with respect to the EDS Notes; (3) failure to pay any sinking fund payment with respect to the EDS Notes (4) failure to observe or perform any other covenant contained in the EDS Notes or the EDS Indenture; and (5) specified events involving bankruptcy, insolvency or reorganization.

Cash and Cash Equivalents and Cash Flows

We reflect transfers of cash to and from Parent’s cash management system as a component of Parent company investment on the Combined Balance Sheets. The following table summarizes our cash flow activity:

	Successor	Predecessor
	Fiscal Year Ended	Fiscal Years Ended
(in millions)	March 31, 2018	October 31, 2016	October 31, 2015
Net cash provided by operating activities	$530	$495	$100
Net cash used in investing activities	(34)	(21)	(18)
Net cash provided by (used in) financing activities	(496)	(474)	(82)
Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—
Cash and cash equivalents at the end of period	$—	$—	$—

Operating Cash Flow

Net cash provided by operating activities for the year ended March 31, 2018 was $530 million as compared to $495 million for the year ended October 31, 2016. The increase of $35 million was driven by an increase in net income of $128 million, partially offset by decreases in adjustments to net income of $89 million and decreases in net cash from movements in working capital of $4 million.

Net cash provided by operating activities for the year ended October 31, 2016 was $495 million as compared to $100 million for the year ended October 31, 2015. The increase of $395 million was driven by an increase in net income of $109 million and adjustments to net income of $19 million, as well as net cash increases from movements in working capital of $267 million.

Investing Cash Flow

Net cash used in investing activities for the year ended March 31, 2018 was $34 million as compared to $21 million during the year ended October 31, 2016. This increase of $13 million in cash used in investing activities was driven by higher purchases of property and equipment and higher payments for outsourcing contract costs.

Net cash used in investing activities for the year ended October 31, 2016 was $21 million as compared to $18 million during the year ended October 31, 2015. This increase of $3 million in cash used in investing activities was primarily driven by higher purchases of property and equipment.

Financing Cash Flow

Net cash used in financing activities for the year ended March 31, 2018 was $496 million as compared to $474 million during the year ended October 31, 2016. The increase was due to higher cash transfers to Parent, which are mainly associated with higher cash provided by operating activities.

Net cash used in financing activities for the year ended October 31, 2016 was $474 million as compared to $82 million during the year ended October 31, 2015. The increase was primarily due to higher cash transfers to Parent, which are mainly associated with higher cash provided by operating activities.

Off-Balance Sheet Arrangements

We are party to a receivables sales arrangement with off-balance sheet risk. See Note 3 - "Sales of Receivables" to the Combined Financial Statements for information about our receivables sales arrangement.

Contractual Obligations

Our contractual obligations as of March 31, 2018 were as follows:

(in millions)	Less than 1 year	2-3 years	4-5 years	More than 5 years	Total
Capitalized lease liabilities	$160	$120	$24	$—	$304
Operating leases	38	41	10	12	101
Total	$198	$161	$34	$12	$405

The amounts reported above do not reflect the obligations of Perspecta following the completion of the Spin-Off and Mergers on May 31, 2018, including the Credit Facilities, MARPA Facility or EDS Notes. See “Liquidity and Capital Resources - Liquidity Following the Spin-Off and the Mergers,” “Description of Material Indebtedness" and “Risk Factors - Risks Relating to Our Business - We have substantial indebtedness following the Spin-Off and Mergers, and have the ability to incur significant additional indebtedness, which could adversely affect our business, financial condition and results of operations.” above for more information.

Critical Accounting Policies and Estimates

The preparation of combined financial statements in accordance with GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates under different assumptions, judgments or conditions. We consider the following policies to be critical because of their complexity and the high degree of judgment involved in implementing them: revenue recognition, acquisition accounting and income taxes.

Revenue Recognition

General

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable, and collectability is reasonably assured. We limit the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, future performance obligations or subject to customer-specified refund or return rights.

In instances when revenue is derived from sales of third-party vendor products or services, we record revenue on a gross basis when we are a principal to the transaction and on a net basis when we are acting as an agent between the customer and the vendor. We consider several factors to determine whether we are acting as a principal or an agent, most notably whether we are the primary obligor to the customer, have established our own pricing and have inventory and credit risks.

Multiple Element Arrangements

When a sales arrangement contains multiple elements or deliverables, such as hardware and software products, and/or services, we allocate revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”) of selling price, if available, third-party evidence (“TPE”) if VSOE of selling price is not available, or estimated selling price (“ESP”) if neither VSOE of selling price nor TPE is available. We establish VSOE of selling price using the price charged for a deliverable when sold separately and, in rare instances, using the price established by management having the relevant authority. We establish TPE of selling price by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. We establish ESP based on management judgment considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life-cycle. Consideration is also given to market conditions such as competitor pricing strategies and technology industry life cycles. In most arrangements with multiple elements, we allocate the transaction price to the individual units of accounting at inception of the arrangement based on their relative selling price. We evaluate each deliverable in an arrangement to determine whether it represents a separate unit of accounting.

A deliverable constitutes a separate unit of accounting when it has standalone value to the customer. For elements with no standalone value, we recognize revenue consistent with the pattern of the undelivered elements. If the arrangement includes a customer-negotiated refund or return right or other contingency relative to the delivered items, and the delivery and performance of the undelivered items is considered probable and substantially within our control, the delivered element constitutes a separate unit of accounting. In arrangements with combined units of accounting, changes in the allocation of the transaction price among elements may impact the timing of revenue recognition for the contract but will not change the total revenue recognized for the contract.

Services Revenue

We recognize revenue from certain fixed-price contracts, such as consulting arrangements, as work progresses over the contract period on a proportional performance basis, as determined by the percentage of labor costs incurred to date compared to the total estimated labor costs of a contract. We recognize revenue on fixed-price contracts for design and build projects (to design, develop and construct software infrastructure and systems) using the percentage-of-completion method. We use the cost-to-cost method to measure progress toward completion as determined by the percentage of cost incurred to date compared to the total estimated costs of the project. Estimates of total project costs for fixed-price contracts are regularly revised during the life of a contract. Provisions for estimated losses on fixed-priced contracts are recognized in the period when such losses become known. If reasonable and reliable cost estimates for a project cannot be made, we use the completed contract method and recognize revenue and costs upon service completion. For time and material contracts, we recognize revenue as services are rendered and recognize costs as they are incurred.

We generally recognize outsourcing services revenue in the period when the service is provided and the amount earned is not contingent on the occurrence of any future event. We recognize revenue using an objective measure of output for unit-priced contracts. Revenue for fixed-price outsourcing contracts with periodic billings is recognized on a straight-line basis if the service is provided evenly during the contract term. Provisions for estimated losses on outsourcing arrangements are recognized in the period when such losses become probable and estimable.

Product Revenue

For hardware and software products, we recognize revenue generated from direct sales to end customers when the relevant revenue recognition criteria are satisfied. Product revenue was not material in any of the periods presented, except for fiscal 2016 when product revenue was approximately 13% of revenue, with a related margin of approximately 16%, primarily as a result of a large product sale on a contract that did not occur in any other period.

Acquisition Accounting

When we acquire a controlling financial interest through a business combination, we use the acquisition method of accounting to allocate the purchase consideration to the assets acquired and liabilities assumed, which are recorded at fair value. Any excess of purchase consideration over the fair value of the assets acquired and liabilities assumed is recognized as goodwill.

Acquisition-related costs are recognized separately from the business combination and are expensed as incurred. The results of operations of acquired businesses are included in the combined financial statements from the acquisition date.

The goodwill impairment test initially involves the assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. We test goodwill for impairment on an annual basis, as of the first day of the second fiscal quarter, and between annual tests if circumstances change, or if an event occurs, that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A significant amount of judgment is involved in determining whether an event indicating impairment has occurred between annual testing dates. Such indicators include the loss of significant business, significant reductions in U.S. government appropriations or other significant adverse changes in industry or market conditions.

Income Taxes

On December 22, 2017, the President of the United States signed into law comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes significant changes to the Internal Revenue Code of 1986 with varying effective dates. The Tax Act reduces the maximum corporate income tax rate to 21% effective as of January 1, 2018, broadens the tax base, creates a new limitation on the deductibility of interest expense, limits the deductibility of certain executive compensation, and allows for immediate capital expensing of certain qualified property.
As a fiscal year taxpayer, the Company will not be subject to many of the tax law provisions until fiscal year 2019; however, GAAP principles require companies to revalue their deferred tax assets and liabilities with resulting tax effects accounted for in the reporting period of enactment including retroactive effects. Section 15 of the Code stipulates that USPS’s fiscal year ending March 31, 2018, will have an estimated blended corporate U.S. federal income tax rate of 31.5%, which is based on the applicable tax rates before and after the effective date of the Tax Act and the number of days in the Company’s federal tax year ending on October 31, 2017.

Also, the SEC staff issued Staff Accounting Bulletin 118 (“SAB 118”), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under Accounting Standards Codification 740 (“ASC 740”). In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act. We have quantified the impact of the Tax Act on the Combined Financial Statements.

Our operations have historically been included in the tax returns filed by the respective Parent entities of which our businesses have been a part. Income tax expense and other income tax related information contained in the Combined Financial Statements included elsewhere in this Annual Report on Form 10-K are presented on a separate return basis as if USPS filed its own tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if we were a separate taxpayer and a standalone enterprise for the periods presented. Current income tax liabilities are assumed to be settled with Parent on the last day of the reporting period and are relieved through the Parent investment account and the net transfers from Parent in the Combined Statements of Cash Flows.

We recognize deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

We record accruals for uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. We make adjustments to these accruals when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of adjustments for uncertain tax positions, as well as any related interest and penalties.